                                                                 Exhibit (d)(10)


                             AMENDMENT NO. 1 TO THE
                        AUTOBYTEL.COM INC. 1999 EMPLOYEE
                    AND ACQUISITION RELATED STOCK OPTION PLAN

        This Amendment No. 1 ("Amendment No. 1") dated as of December 5, 2001 to the autobytel.com inc. 1999 Employee and Acquisition Related Stock Option Plan (the "Plan") is adopted by the Board of Directors (the "Board") of Autobytel Inc. (the "Company") pursuant to Section 8.1 of the Plan.

        Effective as of the date hereof, the Plan is hereby amended by deleting
Section 1(j) in its entirety and inserting in lieu thereof the following:

               "(j) "Fair Market Value of Shares" shall mean, as of any date, the value of a Share(s) determined as follows:

                (i) If the Shares are at the time traded on the Nasdaq National Market or the Nasdaq SmallCap Market, then the Fair Market Value shall be the closing sales price per share of Shares on the date in question, as such price is reported by the National Association of Securities Dealers on the Nasdaq National Market, the Nasdaq SmallCap Market or any successor system, as applicable. If there is no closing sales price for the Shares on the date in question, then the Fair Market Value shall be the closing sales price on the last preceding date for which such quotation exists.

                (ii) If the Shares are at the time listed on any established stock exchange, then the Fair Market Value shall be the closing sales price per share of Shares on the date in question on the stock exchange determined by the Administrator to be the primary market for the Shares, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing sales price for the Shares on the date in question, then the Fair Market Value shall be the closing sales price on the last preceding date for which such quotation exists.

                (iii) If the Shares are at the time neither listed on any stock exchange nor traded on the Nasdaq National Market or the Nasdaq SmallCap Market, then the Fair Market Value shall be determined by the Administrator after taking into account such factors as the Administrator shall deem appropriate."

        Except as specifically amended hereby, the Plan shall remain in full force and effect as in existence on the date hereof, and any reference to the Plan shall mean the Plan as amended hereby.

        IN WITNESS WHEREOF, the Board has caused Amendment No. 1 to be duly executed as of the day and year first above written.

                                            AUTOBYTEL INC.

                                            By:  /S/ ARIEL AMIR
                                               ---------------------------------
                                            Name:  Ariel Amir
                                            Title: Executive Vice President,
                                            General Counsel and Secretary